Ex 99.1

SILVERLEAF RESORTS, INC. REPORTS
FIRST QUARTER 2007 RESULTS
- - -
Vacation Interval Sales for the Quarter Increased by 28.7% to $53.4 Million
Net Income Increased by 5.6% to $6.6 Million

DALLAS, TEXAS. (May 8, 2007) --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced its financial results for the first quarter ended March 31, 2007.

Sharon K. Brayfield, President, commented, “We are pleased with our overall operating results for the first quarter of 2007 compared to 2006, particularly the increase in Vacation Interval sales.  Our business strategy continues to focus on increasing interval sales across all of our product lines. Our encouraging first quarter sales results are due to both higher closing percentages and continued growth in customer tours. We feel confident that we are well positioned to meet our net income guidance for 2007 of approximately $25.5 million.”

2007 First Quarter Results

Vacation Interval sales increased 28.7% to $53.4 million during the first quarter of 2007 compared to $41.5 million during the same period of 2006.

Total revenue for the first quarter of 2007 increased to $58.8 million compared to $45.7 million for the first quarter of 2006.

Cost of Vacation Interval sales increased to 10.8% of Vacation Interval sales for the first quarter of 2007 from 10.1% during the same period of 2006. This increase is primarily due to an increased ratio of interval sales of units constructed in more recent years with higher inventory cost.

Sales and marketing expense as a percentage of Vacation Interval sales increased to 51.4% for the first quarter of 2007 versus 46.4% for the same period of 2006. Overall, sales and marketing expense increased $8.2 million due primarily to our increased volume of Vacation Interval sales. The increase is also due to additional costs associated with our off site sales center we opened in March 2006 as well as increased costs related to new and existing promotional programs used to generate tours. These promotional programs were a primary factor in providing us with a 26% growth in tours and a 28.7% increase in Vacation Interval sales during the first quarter of 2007 versus the first quarter of 2006.

Net income for the quarter ended March 31, 2007 increased to $6.6 million, or $0.17 per diluted share compared to net income of $6.2 million, or $0.16 per diluted share for the quarter ended March 31, 2006. For comparability purposes, the Company’s results for the first quarter of 2007 and 2006 shown below include core operations, and exclude a $499,000 gain on sale of land held for sale in the first quarter of 2006.

	Three Months Ended
	March 31,	March 31,
	2007	2006
Net income, as reported	$6.6	$6.2
Adjustments between net income as reported, and
adjusted net income:
Gain on sale of undeveloped land	-	(0.5)
Provision for income taxes, as reported	4.1	3.9
Adjusted income before provision for income taxes	10.7	9.6
Provision for income taxes at 38.5%	(4.1)	(3.7)
Adjusted Net Income	$6.6	$5.9
Adjusted Fully Diluted EPS	$0.17	$0.15

2007 Outlook

The Company reaffirmed its forecast for 2007 net income of approximately $25.5 million. This represents an increase of approximately 11% compared to 2006 net income of $23.0 million.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218

or
Investor Relations
Erica Pettit, 212-850-5614

or
Media
Jessy Adams, 212-850-5684

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Vacation Interval sales	$53,365	$41,467
Estimated uncollectible revenue	(8,541)	(7,186)
Net sales	44,824	34,281

Interest income	12,547	10,095
Management fee income	615	465
Other income	840	831
Total revenues	58,826	45,672

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,770	4,181
Sales and marketing	27,449	19,232
Operating, general and administrative	8,423	7,189
Depreciation	858	539
Interest expense and lender fees	5,651	4,425
Total costs and operating expenses	48,151	35,566

Income before provision for income taxes	10,675	10,106
Provision for income taxes	(4,110)	(3,891)

Net income	$6,565	$6,215

Basic net income per share	$0.17	$0.17

Diluted net income per share	$0.17	$0.16

Weighted average basic common shares issued
and outstanding	37,808,154	37,494,304
Weighted average diluted common shares issued
and outstanding	39,362,485	38,615,036

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2007	2006
	(Unaudited)

Cash and cash equivalents	$22,885	$11,450
Restricted cash	15,489	15,771
Notes receivable, net of allowance for uncollectible notes of
$68,351 and $68,118, respectively	242,258	229,717
Accrued interest receivable	2,996	2,936
Investment in special purpose entity	11,806	13,008
Amounts due from affiliates	1,511	1,251
Inventories	148,397	147,759
Land, equipment, buildings, and leasehold improvements, net	30,997	28,040
Land held for sale	276	205
Prepaid and other assets	27,057	24,393

TOTAL ASSETS	$503,672	$474,530

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$10,074	$14,192
Accrued interest payable	2,053	1,792
Amounts due to affiliates	128	246
Unearned Vacation Interval sales	75	-
Unearned samplers	6,251	6,245
Income taxes payable	1,572	163
Deferred income taxes	20,494	17,683
Notes payable and capital lease obligations	276,765	254,550
Senior subordinated notes	31,467	31,467

Total Liabilities	348,879	326,338

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized,
37,808,154 shares issued and outstanding at March 31, 2007 and
December 31, 2006	378	378
Additional paid-in capital	112,591	112,555
Retained earnings	41,824	35,259

Total Shareholders' Equity	154,793	148,192

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$503,672	$474,530